DATED
(1) CLP SERVICES LIMITED (2) CLP ENVIROGAS LIMITED
OPERATIONS, REPAIR AND MAINTENANCE SUBCONTRACT relating to the landfill gas power generation project at Garlaff Landfill Site

EVERSHEDS LLP
115 Colmore Row Birmingham B3 3AL Tel: +44 121 232 1000 Fax: +44 121 232 1900

bir_corp\743963\1
27 September 2004 roddicm

THIS AGREEMENT is made the day of

BETWEEN:-

(1) CLP SERVICES LIMITED a company incorporated in England and Wales with company number 04502345 of Unit 14-15, Queensbrook, Bolton Technology Exchange, Spa Road, Bolton BL1 4AY (“CLPS”).

(2) CLP ENVIROGAS LIMITED a company incorporated in England and Wales with company number 03720203 whose registered address is situate at Units 14-15, Queensbrook, Bolton Technology Exchange, Spa Road, Bolton BL1 4AY (“the Subcontractor”).

WHEREAS

(A)
At the date of this Agreement CLPS has agreed to provide operation, repair and maintenance services to Ridgewood ROC II 2003 LLC (“Ridgewood”) pursuant to the terms of an Operations, Repair and Maintenance Agreement dated on or around the date hereof (“O&M Agreement”) in respect of the Power Generation Equipment.

(B)	The parties have agreed that CLPS shall subcontract its obligations under the O&M Agreement to the Subcontractor on the following terms.

NOW IT IS HEREBY AGREED AS FOLLOWS:-

1.	DEFINITIONS

The terms defined in this Agreement shall have the meaning specified hereunder unless the context otherwise requires.

“CLP Developments Limited”	shall mean CLP Developments Limited (company number 4502342) whose registered office address is situate at Unit 14-15, Queensbrook, Bolton Technology Park, Spa Road, Bolton BL1 4AY
"the Commencement Date"
“Consumables”	shall mean the consumable items used in the provision of the Services, including lubricating oil, water treatment chemicals, air and oil filters and spare and replacement parts for the Equipment
“Development Services Agreement”	shall mean the agreement dated 30 September 2004 and made between Ridgewood and CLP Developments Limited
“Downtime”	shall mean all time that the Equipment is not exporting electricity
“Existing Electricity Sales Contract”	shall mean the contracts (if any) relating to the sale and supply of electricity from the Site under the NFFO or Scottish renewable orders regime as amended and/or replaced from time to time
“the Equipment”
shall mean the Power Generation Equipment and other associated equipment as more particularly defined in the Development Services Agreement installed or to be installed and including, where applicable, the flare and flare stack

“Group Member”	shall mean the Subcontractor and any holding company of the Subcontractor and its/their respective subsidiaries from time to time
"Initial Term"	shall mean the period set out in clause 2
"kWh Exported"	shall mean the kilowatt hours exported as per the export meter/ meters which are used for the purpose of measuring the electricity generated by the Equipment and exported to the National Grid
"Landfill Gas"	shall mean a gas mainly comprising methane, carbon dioxide, nitrogen and oxygen produced by the decomposition of materials in the landfill at the site
"Power Generation Equipment"	shall mean the electrical power generation equipment supplied or to be supplied by others (as defined in the Development Services Agreement)
“Project”	shall mean the generation of power from landfill gas at the Site
“Project Development and Services Agreement”	shall mean the agreement dated 30 September 2004 and made between (1) the Purchaser, (2) CLPE ROC -2 Limited, (3) CLPE ROC -2A Limited and (4) the Project Companies (as therein defined)
“Ridgewood”
shall mean Ridgewood ROC II 2003 LLC a body corporate incorporated with limited liability in the state of Delaware, U.S.A whose registered address is situate at 947 Linwood Avenue, Ridgewood, NJ, 07450, USA

"Services"	shall mean the services detailed in clause 3
"the Site"	shall mean the Garlaff landfill site
"the Site Operator"	shall mean Barr Limited or their successor in title or assignees

2.	TERM OF AGREEMENT

This Agreement shall come into force on the Commencement Date and shall continue for 15 years unless otherwise terminated under Clause 6 (the "Initial Term").

3.	SERVICES

The Subcontractor will:

3.1	Ensure that the allocation of Landfill Gas between any different projects on the Site is done in such a way as to:-

3.1.1
first, maximise (subject to the availability of the existing engines) the production of electrical energy to meet the obligations under the Existing Electricity Sales Contract (if any) in respect thereof;

3.1.2	second, to prioritise each project in the following order:-

3.1.2.1	project funded by monies provided by the Powerbank I Fund;

3.1.2.2	project funded by monies provided by the Powerbank II Fund;

3.1.2.3	project funded by monies provided by the Powerbank III Fund; and

3.1.2.4	project funded by monies provided by the Powerbank IV Fund;

3.1.3	thereafter

to give priority to the different projects in accordance with the historical sequence of construction.

3.2	Pay water charges for the supply of water to the Equipment.

3.3	Pay electricity charges as levied by the local electricity supplier for the supply of electricity to the Equipment or as reasonably recharged to Ridgewood by the Site Operator.

3.4
Pay taxes, rates and other similar costs as may be levied against Ridgewood in the ordinary course of business provided always that CLPS shall procure that Ridgewood forwards invoices, notices or other correspondence relating to such taxes, rates and costs to the Subcontractor as soon as reasonably practicable.

3.5	Monitor the Equipment regularly and liaise with Ridgewood with the objective of maximising the availability and output of the Equipment.

3.6
Be available for the call out on a 24 hour basis for emergencies, breakdown and security. The Subcontractor’s staff shall be available to attend at the Site within 2 hours from notification of such events.

3.7
Perform daily, weekly and monthly checks of the operations of the Equipment in accordance with manufacturer’s recommendations and good maintenance practice and supply to CLPS on a monthly basis a schedule of the checks that have been carried out.

3.8	Maintain and keep up to date a maintenance record or log book for the Equipment.

3.9
Provide CLPS with a weekly operating record of hours run, electricity exported and stoppages in a form to be agreed by CLPS and to meet with CLPS on a regular basis to discuss operations, such meetings to take place at the CLPS’ offices in Bolton, the Site or such other location as the parties may agree.

3.10	Take oil samples, analyse and examine analyses in accordance with the manufacturer's recommendations and procedures and supply such information to CLPS.

3.11	Change lubricating oil at intervals as is consistent with prudent operating practice or on such criteria as agreed with the engine and lubricant suppliers (if so agreed).

3.12	Maintain adequate levels of water treatment chemicals in the cooling system of the Power Generation Equipment.

3.13	Be wholly responsible for and shall indemnify and hold CLPS harmless against any and all claims, liabilities, costs, damages and expenses of every kind and nature with respect to:

3.13.1	the injury or death of any of the Subcontractor's personnel except to the extent such injury or death is caused by the negligence of CLPS or a fault or defect in the Equipment;

3.13.2
the sickness, injury or death of any third party and the damage to or destruction of any property of any third party arising directly or indirectly during or as a result of any act or omission or default of the Subcontractor in carrying out the services under this Agreement and the Subcontractor agrees to take out the necessary insurance with a limit of indemnity of £5,000,000 to comply with his obligation under this clause 3.13; and

3.13.3	the use of the Site by the Subcontractor.

3.14	Produce a statement at three monthly intervals giving its assessment of the condition of the Equipment supported by details of maintenance work which has been completed.

3.15	Use the Site for the purposes of the Project and not for any unrelated business activity.

3.16	Arrange for adequate stocks of Consumables including air and oil filters and spark plugs to be held on Site.

3.17	Provide supplies of lubricating oil in order to replenish and change the engine lubricating oil at intervals on such criteria as agreed with the engine and lubricant suppliers.

3.18	Provide adequate supplies of water treatment chemicals in order to maintain the cooling system of the Power Generation Equipment.

3.19	Meet all costs and any associated costs (other than capital costs) involved in providing the Services including lubricating oil and water treatment chemicals.

3.20
At the commencement of each calendar year provide CLPS and any other party as CLPS reasonably directs with a programme for that year giving the anticipated maintenance programme and Downtime periods for all elements of the Equipment.

3.21	Operate, maintain and repair the Equipment.

3.22	Employ persons of adequate skill and experience to operate the Equipment.

3.23	Follow all health and safety legislation and the codes of practice and guidelines issued by the Health and Safety Executive.

3.24	Keep the Equipment clean and of good appearance at all times.

3.25	Liaise with the Site Operator as necessary and comply with all relevant Site instructions, traffic movements and other Site management matters.

3.26
Subject and without prejudice to clause 3.1 the Subcontractor will use reasonable efforts to ensure that when the Equipment operates it exports the maximum possible kilowatt hours of electricity, within the limitations of the rated capacity of the Equipment and the gas available.

3.27
Co-operate with CLPS and liaise with the engine, gas pump and other equipment suppliers to ensure that the maintenance and servicing of the Equipment is carried out either in accordance with such suppliers recommendations and procedures or in accordance with the reasonable judgement of the Contractor pursuant to Clause 3.32.

3.28
Supply and fit spare and replacement parts to the Equipment in accordance with the reasonable judgement of the Subcontractor acting in accordance with Clause 3.32 provided that it is accepted that the Subcontractor is not responsible for meeting the costs of relocating the Equipment or supplying and installing additional Equipment or any similar works or services and that the costs of such relocation and installation will be born wholly by CLPS.

3.29	Subject to the provisions of clause 3.28 meet all costs (other than capital costs) involved in providing the Services as described herein.

3.30
Subject to the provisions of clause 5 pay for spare and replacement parts, repair and maintenance costs provided by any third party supplier it being accepted that any parts or costs associated with Equipment relocation or extension as described in clause 3.28 above are the responsibility of CLPS.

3.31
Co-operate with all reasonable requests of any independent expert that may be engaged by CLPS or Ridgewood to oversee and report on the state of the Equipment and the manner in which it is being operated and to act upon the reasonable instructions of such independent expert.

3.32
In all cases the Subcontractor shall carry out its obligations to the standards of a reasonable and prudent operator, meaning standards, practices, methods and procedures conforming to law and that degree of skill, diligence, prudence and foresight which would reasonably and ordinarily be expected from a skilled and experienced operator and, where appropriate, within manufacturer’s recommendations and procedures.

3.33
Insure the Equipment for its replacement value against fire and all perils and take out catastrophic breakdown cover with a reputable Insurance Company and pay all premiums and excesses on claims save in respect of any claims arising due to the Subcontractor’s negligence.

4.	CLPS’ OBLIGATIONS

CLPS shall :

4.1	Pay for the Services pursuant to the terms set out in clause 5.

4.2	Pay for such costs reasonably incurred by the Subcontractor as a consequence of termination by Force Majeure as set in Clause 7.

4.3	Provide all reasonable assistance to the Subcontractor to enable it to perform the Services pursuant to this Agreement.

5.	PAYMENT

5.1
At the end of each month the Subcontractor shall submit an invoice to CLPS for the amount due in respect of Services carried out and work undertaken pursuant to this Agreement in the preceding month: such amount to reflect:-

5.1.1	the value of work properly executed based on the daily rates agreed between the parties from time to time;

5.1.2	the cost to the Subcontractor of providing goods, materials, equipment and other resources necessary for the proper execution of the Services pursuant to this Agreement;

5.1.3	all other costs properly and necessarily incurred by the Subcontractor in providing the Services pursuant to this Agreement.

5.2	Invoices raised by the Subcontractor at the end of each month shall be settled within 30 days of the date of invoice by CLPS.

5.3	Value Added Tax will be added to the Subcontractor’s charges at the rate prevailing at the time.

5.4
In the event of a dispute over the amount due to the Subcontractor as set out in an invoice, each of the CLPS Representative and the Subcontractor Representative shall meet and in good faith seek to agree the amount payable to the Subcontractor. CLPS shall on reasonable notice to the Subcontractor have the right to access all the books and accounts of the Subcontractor in order to facilitate such agreement.

5.5
If after 28 days following the issue of the relevant invoice the parties’ Representatives fail to reach agreement over the amount due, either party may refer the dispute an independent adjudicator who, if not agreed between the parties, shall be appointed by the Chairman of the Institute of Civil Engineers upon application from either of them. Such adjudicator shall, on reasonable notice to the Subcontractor have the right to access all the books and accounts of the Subcontractor to determine the proper amount due to the Subcontractor in accordance with this Agreement. The adjudicator shall consider the dispute in accordance with the Institute of Civil Engineers Conciliation Procedures (in force from time to time) and shall act as expert not as arbitrator and his decisions shall be final and binding save in the case of manifest error. The costs of the adjudicator shall be borne equally by CLPS and the Subcontractor.

6.	TERMINATION OF THE AGREEMENT

6.1	Any party shall have the right at any time to terminate this Agreement in any of the following events:-

6.1.1
If any other party commits a material breach of any of the terms of, or conditions of this Agreement, which may or may not be capable of remedy and fails to rectify such breach within one hundred and twenty (120) days after written notice of such breach has been given.

6.1.2	If any other party commits a material breach of any of the provisions of this Agreement which is not capable of rectification.

6.1.3
If any other party has an administrator or an administrative receiver or receiver appointed by its creditors or goes into liquidation other than voluntary liquidation for the purposes of reconstruction or amalgamation.

6.1.4	On termination of the O&M Agreement.

6.2
Either the Subcontractor or CLPS may terminate this Agreement immediately if the Project has suffered a material adverse change in its business, financial condition or prospects which, in the reasonable determination of the terminating party, makes the continued operation of the Project uneconomic.

6.3
On termination of the Agreement CLPS shall have the right but not the obligation to purchase from the Subcontractor all items of Consumables held by the Subcontractor in respect of the Project as at the date of termination, by giving written notice to the Subcontractor on or before termination to that effect. The price for such unused Consumables shall be the cost price of the same to the Subcontractor plus VAT. The cost of delivery (insofar as the items are not held at the Project Site) to the place nominated by CLPS shall be for CLPS’ account.

6.4	Subject to Clause 11.2, CLPS shall be entitled to terminate this Agreement on notice if the Site is substituted out of the Project Development and Services Agreement by Ridgewood.

6.5	Termination of this Agreement as between the parties will be without prejudice to the accrued rights of such parties at the time of such termination.

7.	FORCE MAJEURE

Notwithstanding any other provision in this Agreement no default delay or failure to perform on the part of any party shall be considered a breach of this Agreement if such default delay or failure to perform:-

7.1	is shown to be due to termination of the O&M Agreement or due to some cause deemed a Force Majeure event under the O&M Agreement; or

7.2
is shown to be due entirely to cause beyond the direct control of the party charged with such default, including, but not limited to such events as riots, civil embargoes, storms, floods, fire, earthquakes, acts of God or the public enemy, an act of terrorism, national emergency or nuclear disasters, strike, lockout, labour unrest (affecting the performance of this agreement) provided that where such incident extends to employees of the Subcontractor it is part of a national, industry - wide action.

In the case of the occurrence of such event the time for performance required by either party under this Agreement shall be extended for any period during which performance is prevented by such event. However, any other party may terminate this Agreement by notice if such event preventing performance continues for more than 60 continuous days.

8.	UNDERTAKINGS

8.1	CLPS agrees to procure that monies received in respect of insurance policies shall be applied in accordance with the O&M Agreement.

8.2	The Subcontractor agrees not to make changes to the Equipment having a cost greater than £15,000 that is not provided for in the approved budget without the prior written approval of CLPS.

9.	LIMITATION OF LIABILITY

9.1
The Subcontractor will use reasonable endeavours to deliver the Services hereunder within the time agreed and to the standard agreed and, if no time or standard is agreed, then within a reasonable time and to a reasonable standard. If despite those endeavours the Subcontractor is unable for any reason, other than the Subcontractor’s wilful default, to deliver such Services the Subcontractor will be deemed not to have breached this Agreement.

9.2
It is agreed that the Subcontractor will have no liability to CLPS for direct, indirect or consequential loss (all three of which terms includes, without limitation, pure economic loss, loss of profits, loss of business, depletion of goodwill and like loss) howsoever caused save that the Subcontractor does not exclude its liability (if any) to CLPS for any direct loss arising from the Subcontractor’s wilful default (but, for the avoidance of doubt, the Subcontractor does exclude liability for any indirect or consequential loss that may arise from such wilful default) and for personal injury or death resulting from the Subcontractor’s negligence, fraud or for any matter which it would be illegal for the Subcontractor to exclude or to attempt to exclude its liability.

9.3	For the avoidance of doubt CLPS agrees that its only remedy under this Agreement (save in the case of the Subcontractor’s wilful default) shall be the right of termination (if any) under Clause 6.

10.	GENERAL

10.1
Nothing in this Agreement shall constitute or be deemed to constitute a partnership between the parties hereto or constitute or be deemed to constitute CLPS as agents of the Subcontractor for any purpose whatever.

10.2
The Agreement shall remain in full force and effect even after the expiry of the term referred to in Clause 2 in respect of any matters, conditions, covenants or obligations which shall not have been done, observed or performed by the Subcontractor or CLPS prior thereto.

11.	ASSIGNMENT

11.1
Either party hereto may assign or transfer the whole or any part of its rights, powers and benefits hereunder to any party but shall not be entitled to assign or transfer its duties and obligations hereunder to any party except with the written consent of the other party which shall not be unreasonably withheld or delayed.

11.2
The Subcontractor hereby expressly acknowledges CLP’s right to substitute the identity of the Site hereunder when the Site is substituted out of the Project Development and Services Agreement by Ridgewood by means of terminating this Agreement and entering into a new agreement on commercial terms identical (mutatis mutandis) to this Agreement in respect of the Site that has acceded to the Project Development and Services Agreement.

12.	WAIVER

No waiver of any rights arising under this Agreement shall be effective unless in writing and signed by the party against whom the waiver is to be enforced. No failure or delay by either party in exercising any right power or remedy under this Agreement except as specially provided in this clause shall operate as a waiver of any right power or remedy. This clause shall not apply where time is expressed to be the essence.

13.	LEGAL COSTS

In the event of arbitration, litigation or other legal proceedings between the parties arising from this Agreement the prevailing party shall be entitled to recover in addition to any other relief awarded or granted its costs and legal fees on a solicitor and own client basis.

14.	INTEREST

Subject to clauses 5.5 and 5.6, any party not making payment on the due date of any monies properly due under this Agreement shall be liable to pay interest at an annual rate of 2% above the Base Rate of Barclays Bank PLC prevailing from time to time on the amount not paid.

15.	NOTICES

15.1	Any notice or other communication requiring to be given or served under or in connection with this Agreement shall be in writing and shall be sufficiently given or served if delivered:-

(a)	in the case of CLPS to:
Unit 14-15 Queensbrook Technology Exchange
Spa Road
Bolton
BL1 4AY
Fax: 01204 535 310
Attention: Dominic Greenough
Email: greenough@clpenvirogas.com

(b)	in the case of the Subcontractor to:
Unit 14-15 Queensbrook Technology Exchange
Spa Road
Bolton
BL1 4AY
Fax: 01204 535 310
Attention:  Alix Pentecost
Email: apentecost@clpenvirogas.com

or to such alternative address, fax number, email address or person as any party may nominate by notice to the others given in accordance with this Clause 15.

15.2
Any notice shall be delivered by hand or sent by legible facsimile transmission or pre-paid first class post (airmail if sent to or from an address outside the United Kingdom) and if delivered by hand or sent by legible facsimile or email transmission shall conclusively be deemed to have been given or served at the time of despatch and if sent by post aforesaid shall conclusively be deemed to have been received 48 hours from the time of posting (or 72 hours if sent to or from an address outside the United Kingdom).

16.	SEVERABILITY

If any terms of this Agreement shall be held to be invalid illegal or unenforceable the remaining terms and provision of this Agreement shall remain in full force and effect and such invalid illegal or unenforceable term or provision shall be deemed not to be part of this Agreement.

17.	HEADINGS

Headings used in this Agreement are for reference purposes only and shall not be deemed part of this Agreement.

18.	DISPUTES AND PROPER LAW

18.1
Subject to clauses 5.5 and 5.6, except as otherwise provided in this Agreement if a dispute of any kind whatsoever arises between any of the parties hereto in connection with or arising out of this Agreement it shall be settled in accordance with the following provisions.

18.2
For the purpose of this Agreement a dispute shall be deemed to arise when one party serves on the other a notice in writing (hereinafter called the Notice of Dispute) stating the nature of the dispute and requiring the dispute to be considered by an adjudicator who, if not agreed upon between parties, shall be appointed by the Chairman of the Chartered Institute of Arbitrators in England. The dispute shall thereafter be referred and considered by such adjudicator in accordance with the procedure under the TeCSA Adjudication Rules 2002, version 2.0 or any amendment or modification thereof being in force at the date of such notice. The recommendation of the adjudicator shall be deemed to have been accepted in settlement of the dispute unless written notice to refer under sub-clause 18.3 is served within one calendar month of the receipt of the adjudicators recommendation.

18.3
Where CLPS or the Subcontractor is dissatisfied with any recommendation of an adjudicator appointed under sub-clause 18.2 then either CLPS or the Subcontractor may within one calendar month of receipt of the adjudicator's recommendation refer the dispute to the jurisdiction of the court.

18.4
This Agreement shall be deemed to have been made in England and the construction validity and performance of this Agreement shall be governed in all respects by English law. Subject to Sub-clauses 18.1 to 18.3, the parties agree to submit to the exclusive jurisdiction of the English court.

19.	COUNTERPARTS

This agreement may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

20.	THIRD PARTIES

20.1	The parties to this Agreement do not intend that any of its terms will be enforceable by virtue of the Contracts (Rights of Third Parties) Act 1999 by any person not a party to it.

IN WITNESS thereof the parties hereto have executed this Agreement as a Deed under hand bir_corp\743963\1
27 September 2004 roddicm

EXECUTED and DELIVERED AS A DEED          )
by CLP SERVICES LIMITED                                )
acting by      )

Authorised Signatory:

in the presence of:

EXECUTED and DELIVERED AS A DEED          )
by CLP ENVIROGAS LIMITED   )
acting by      )

Authorised Signatory:

in the presence of: